UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2006

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30235

Delaware	04-3257395
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

170 Harbor Way
P.O. Box 511
South San Francisco, California 94083-0511
(Address of principal executive offices, including zip code)

(650) 837-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 31, 2006, Exelixis, Inc. (the "Company"), after giving effect to two incremental draws, had total outstanding borrowings of $20.0 million under its existing $20.0 million equipment loan facility ("Facility B") with Silicon Valley Bank ("SVB"), which was established on December 21, 2004 pursuant to a Loan Modification Agreement (the "Loan Agreement") to that certain Loan and Security Agreement, dated as of May 22, 2002.

Under the Loan Agreement, the Company must make interest-only payments of accrued and unpaid interest through January 31, 2006 at an annual rate equal to 0.70% fixed on all outstanding equipment advances. All equipment advances outstanding after January 1, 2006 are payable beginning on February 28, 2006 until January 31, 2010 in 48 equal, monthly installments of principal, plus accrued interest, at an annual rate of 0.70% fixed. Facility B is secured by the Company's obligation to maintain at all times on deposit, in a non-interest bearing certificate of deposit account with SVB, a balance equal to at least 100% of the outstanding principal balance of the financial obligations the Company owes to SVB, plus the amount of any requested credit extensions.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: April 03, 2006	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary